FORM OF TAX OPINION

[                    ], 2020

Highland Funds II

300 Crescent Court, Suite 700

Dallas, TX 75201

Highland Funds I

300 Crescent Court, Suite 700

Dallas, TX 75201

Re:	Reorganization of a Series of a Delaware Statutory Trust and a
Series of a Massachusetts Business Trust

Ladies and Gentlemen:

Highland Funds II, a Massachusetts business trust (“Acquiring Fund Registrant”), on behalf of its series, Highland Total Return Fund (“Acquiring Fund”), and Highland Funds I, a Delaware statutory trust (“Acquired Fund Registrant”), on behalf of its series, Highland Opportunistic Credit Fund (“Acquired Fund”),1 have requested our opinion as to certain federal income tax consequences of the acquisition of Acquired Fund by Acquiring Fund as listed on Schedule A attached hereto pursuant to an Agreement and Plan of Reorganization between them made as of [                    ], 2020 (“Agreement”).2 The Agreement contemplates Acquired Fund’s transferring all or substantially all its assets to Acquiring Fund in exchange solely for shares in Acquiring Fund, followed by Acquired Fund’s distribution of those shares pro rata to its Shareholders in liquidation thereof (the foregoing transactions involving Acquired Fund and Acquiring Fund being referred to herein as “Reorganization”).

In rendering this opinion, we have examined (1) the Agreement and (2) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement and provided as contemplated in paragraph 8.5 thereof (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date will be, correct without that qualification. We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganizations.

[1]	Acquiring Fund and Acquired Fund are sometimes referred to herein as “Funds.”

[2]	Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

HIGHLAND FUNDS II

HIGHLAND FUNDS I

[            ], 2020

OPINION

With respect to the Reorganization and the Funds participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Closing Date and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:

(1)        The Reorganization will not be a reorganization under Section 368(a)3, but instead will constitute a taxable sale of assets by Acquired Fund to Acquiring Fund.

(2)        Acquired Fund may recognize gain or loss upon the transfer of all of its assets to, and the assumption of all of its liabilities by, Acquiring Fund in exchange solely for Acquiring Fund Shares, depending on whether Acquired Fund’s aggregate tax basis for its assets is less than, is equal to, or exceeds the sum of the fair market value of Acquiring Fund Shares received by Acquired Fund and the amount of the liabilities assumed by Acquiring Fund.

(3)        Except to the extent Acquiring Fund Shares appreciate or depreciate in value in Acquired Fund’s hands prior to distribution thereof to Acquired Fund’s Shareholders, no gain or loss will be recognized to Acquired Fund on the distribution of Acquiring Fund Shares in liquidation of Acquired Fund.

(4)        Each Acquired Fund Shareholder may recognize gain or loss, as applicable, on the exchange of such Shareholder’s Acquired Fund Shares for Acquiring Fund Shares in the Reorganization, depending on whether the Shareholder’s tax basis for its Acquired Fund Shares is less than, is equal to, or exceeds the fair market value of Acquiring Fund Shares received by the Shareholder.

(5)        No gain or loss will be recognized by Acquiring Fund on the receipt of Acquired Fund’s assets and the assumption of Acquired Fund’s liabilities in exchange solely for Acquiring Fund Shares.

(6)        Acquiring Fund’s aggregate tax basis for the assets will be equal to the sum of the fair market value of Acquiring Fund Shares exchanged therefor plus the amount of the liabilities assumed by Acquiring Fund, and Acquiring Fund’s holding period for the assets will begin on the day after the Closing Date.

[3]	“Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).

HIGHLAND FUNDS II

HIGHLAND FUNDS I

[            ], 2020

(7)        An Acquired Fund Shareholder’s basis for Acquiring Fund Shares to be received by it pursuant to the Reorganization will be the fair market value of those shares on the date of the distribution of such shares, and its holding period for those shares will begin on the following day.

(8)        The portion of the distribution of Acquiring Fund Shares by Acquired Fund that is properly chargeable to earnings and profits of Acquired Fund accumulated after February 28, 1913, will be treated as a dividend for purposes of computing Acquired Fund’s dividends paid deduction, and, if Acquired Fund completely liquidates within 24 months after the date of the Agreement, any distribution within such period (including the distribution of Acquiring Fund Shares) pursuant to the Agreement, to the extent of Acquired Fund’s earnings and profits (computed without regard to capital losses) for the taxable year in which such distribution is made, will be so treated.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Funds participating therein or the Shareholders thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof under a mark-to-market system of accounting).

Our opinion regarding Reorganization is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith). Our opinion also applies with respect to a particular Reorganization only to the extent each Fund participating therein is solvent, and we express no opinion about the tax treatment of any Reorganization if either Fund participating therein is insolvent. Finally, our opinion is solely for information and use of the addressees, the Funds and their Shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,